                                                                      EXHIBIT 12

                         LAND O'LAKES FARMLAND FEED LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                                             Land O'Lakes Farmland Feed               Land O'Lakes Feed Division
                                                    -----------------------------------------------  -------------------------------
                                                                                       Three Months    Nine Months
                                                       Year Ended       Year Ended        Ended           Ended          Year Ended
                                                      December 31,     December 31,    December 31,   September 30,     December 31,
                                                          2002             2001            2000           2000              1999
                                                          ----             ----            ----           ----              ----
Earnings before income taxes......................     $ 54,454          $ 39,146         $ (6,228)       $ 22,219         $ 25,362
Plus: Fixed Charges(1)............................        4,133             7,688            2,185           1,014            2,534
                                                    -----------------------------------------------  -------------------------------
      Earnings available to cover fixed charges...     $ 58,587          $ 46,834         $ (4,043)       $ 23,233         $ 27,896
Ratio of earnings to fixed charges................         14.2x              6.1x                            22.9x            11.0x
Earnings to fixed charges deficiency (2)..........            -                 -          $ 6,228               -                -


(1) Fixed charges consist of the following:

                                                             Land O'Lakes Farmland Feed                 Land O'Lakes Feed Division
                                                     ----------------------------------------------  -------------------------------
                                                                                       Three Months    Nine Months
                                                      Year Ended      Year Ended          Ended           Ended          Year Ended
                                                     December 31,    December 31,      December 31,   September 30,     December 31,
                                                         2002            2001              2000           2000              1999
                                                         ----            ----              ----           ----              ----
Interest expense..................................     $     -          $ 6,088          $ 2,052         $   444          $ 1,867
Rentals (interest factor).........................       4,133            1,600              133             570              667
                                                     ----------------------------------------------  -------------------------------
    Total fixed charges...........................     $ 4,133          $ 7,688          $ 2,185         $ 1,014          $ 2,534



(2) For the three months ended December 31, 2000, earnings before income taxes were inadequate to cover fixed charges. The decifiency of $6,228 was the result of restructuring charges totaling $9,700. Exclusive of these charges, the ratio of earnings to fixed charges would have been 2.6 for the three months ended December 31, 2000.